Exhibit 10.1

Shimmick Construction

Accountability Level 0-1

Incentive Plan for Fiscal Year 2014

Plan Objectives

●	Align short term incentive compensation with business objectives
●	Motivate and energize employees to achieve company goals
●	Reinforce and communicate the corporate strategy
●	Attract, motivate and retain top employees
●	Provide an adequate financial return for a reasonable cost
●	Clarify the company approach to variable compensation

Eligibility and Incentive Opportunity

All accountability level 0 and 1 employees and select others are eligible for this plan.

Eligibility begins at the employees’ start date unless the employee starts in the 2nd half of the year. If the employee starts prior to mid-year, the employee’s incentive is prorated by the number of months worked. For instance, if an employee starts in March, the incentive is calculated as normal and multiplied by 10/12ths. Employees hired in the 2nd half of the year wait until the next calendar year to be eligible.

Each eligible employee will receive a separate communication describing his or her title, accountability level, what business unit he or she is assigned to, and the target incentive opportunity for his or her position.

If an Area Manager or Sub Area Manager (or equivalent title) does not bring in at least positive net profit on the jobs he or she manages after the overhead that they directly manage is deducted, they will be ineligible to receive an incentive. This profitability metric is calculated as:

(Gross Profit from Projects) – (AM/Sub AM Directed Overhead) = AM/Sub AM Profitability

However, Area Managers or Sub Area Managers (or equivalent title) that are bidding a large job that have no active projects may continue to be eligible for the corporate and divisional portions of the incentive at their divisional EVP’s discretion.

Fail Safe

For this plan to be active, the company must achieve an after incentives return on equity (ROE) to compensate the shareholders appropriately for the risk they take in the business.

Return on Equity (ROE) = (Pretax Net Profit after Incentives) ÷ (Assets – Liabilities)

-	Distributions to shareholders that are purposed for taxes (or otherwise) are considered part of the ROE calculation.

If the ROE is below 10% then this incentive plan is “shut off” and no bonuses are paid.

Managerial Discretion

In cases of truly exemplary outperformance beyond the expectations of this plan, an EVP may submit a request for a discretionary adjustment to an eligible employee’s incentive. Any request for a discretionary increase of incentives requires approval of the CEO and should be rare.

No individual will be eligible to receive payment that has not complied with all the company's standards of professional conduct and the company’s safety policies. Any falsification of reports may result in disciplinary actions up to and including dismissal.

Divisional Assignments

For the purposes of this plan document, there are three divisions. Employees who report through the Northwest organizational structure are in the Northwest Division. Employees who report through the Southwest organizational structure are in the Southwest Division.

Some employees are corporate support in nature and support the entire company. These employees are assigned to the Home Office Division and referred to in this plan as “Corporate”.

Plan Description: NW and SW Divisional Employees

Corporate Incentive + Division Incentive + Individual Incentive = Annual Incentive

Corporate Incentive

The Corporate Incentive pays for company achievement of a “target pretax net income after target incentive charge” goal. Corporate Incentives begin at a threshold of 80% achievement of the goal and will increase up to an excellence level of 120% achievement. Payment is annual. Payouts for levels of performance between threshold and excellence are described in the incentive table in this document.

Division Incentives

The Division Incentive pays employees in their respective division for their achievement of the “target pretax net income after target incentive charge” goal. Division incentives begin at a threshold of 75% achievement of goal and will increase up to an excellence level of 125% achievement. Payment is annual. Payouts for levels of performance between threshold and excellence are described in the incentive table in this document.

Individual Incentive

Depending on the position, an eligible employee will be paid out a percentage of the pretax profit that the employee contributes to the overall company profits by way of the projects they procure, staff and manage. This profit is calculated as the profits on the employee’s jobs, less the unbilled overhead that the employee directly manages, less an allocation of unallocated divisional overhead and less a percentage of unallocated corporate overhead. The crediting of profit and overheads to one eligible employee or another is at the discretion of the EVP running the division. EVP’s will be bonused on the contribution of the Division to the bottom line net profit of the company; i.e. less the division’s portion of the home office/corporate overhead. The percentage of profit to be paid out to the employee varies based on company ROE. See the incentive tables for the ROE levels and corresponding percentages.

Plan Description: Corporate Employees

Corporate Incentive + NW Division Incentive + SW Division Incentive + Individual Incentive = Annual Incentive

Corporate Incentive

The Corporate Incentive pays for company achievement of a “target pretax net income after target incentive charge” goal. Corporate Incentives begin at a threshold of 80% achievement of the goal and will increase up to an excellence level of 120% achievement. Payment is annual. Payouts for levels of performance between threshold and excellence are described in the incentive table in this document.

NW & SW Divisional Incentive(s)

The Division Incentives pays corporate employees for their successful support of the divisions’ achievement of their “target pretax net income after target incentive charge” goal. Divisional incentives begin at a threshold of 75% achievement of goal and will increase up to an excellence level of 125% achievement. Payment is annual. Payouts for levels of performance between threshold and excellence are described in the incentive table in this document.

Individual Incentive

Depending on the position, an eligible employee will be paid out a percentage of the pretax profit that the employee contributes to the overall company profits by way of the projects they procure, staff and manage. This profit is calculated as the profits on the employee’s jobs, less the unbilled overhead that the employee directly manages, less a percentage of unallocated corporate overhead. The crediting of profit and overheads to one eligible employee or another is at the discretion of the CEO for corporate employees. For a corporate employee, other than the CEO, to be eligible for this individual incentive the employee must be responsible for bringing in profits to the company that do not run through the NW or SW divisions. The CEO will be bonused based on the bottom line net profit of the entire company. The percentage of profit to be paid out to the employee varies based on company ROE. Any corporate employee that qualifies for this incentive will be bonused at the AM/SAM/SP rate. See the incentive tables for the ROE levels and corresponding percentages.

Incentive Tables

Corporate

Level	Achievement	Award
Excellence	120%	150.0%
	119%	147.5%
	118%	145.0%
	117%	142.5%
	116%	140.0%
	115%	137.5%
	114%	135.0%
	113%	132.5%
	112%	130.0%
	111%	127.5%
	110%	125.0%
	109%	122.5%
	108%	120.0%
	107%	117.5%
	106%	115.0%
	105%	112.5%
	104%	110.0%
	103%	107.5%
	102%	105.0%
	101%	102.5%
Target	100%	100.0%
	99%	96.3%
	98%	92.5%
	97%	88.8%
	96%	85.0%
	95%	81.3%
	94%	77.5%
	93%	73.8%
	92%	70.0%
	91%	66.3%
	90%	62.5%
	89%	58.8%
	88%	55.0%
	87%	51.3%
	86%	47.5%
	85%	43.8%
	84%	40.0%
	83%	36.3%
	82%	32.5%
	81%	28.8%
Threshold	80%	25.0%

Division

Level	Achievement	Award
Excellence	125%	200.0%
	124%	196.0%
	123%	192.0%
	122%	188.0%
	121%	184.0%
	120%	180.0%
	119%	176.0%
	118%	172.0%
	117%	168.0%
	116%	164.0%
	115%	160.0%
	114%	156.0%
	113%	152.0%
	112%	148.0%
	111%	144.0%
	110%	140.0%
	109%	136.0%
	108%	132.0%
	107%	128.0%
	106%	124.0%
	105%	120.0%
	104%	116.0%
	103%	112.0%
	102%	108.0%
	101%	104.0%
Target	100%	100.0%
	99%	97.0%
	98%	94.0%
	97%	91.0%
	96%	88.0%
	95%	85.0%
	94%	82.0%
	93%	79.0%
	92%	76.0%
	91%	73.0%
	90%	70.0%
	89%	67.0%
	88%	64.0%
	87%	61.0%
	86%	58.0%
	85%	55.0%
	84%	52.0%
	83%	49.0%
	82%	46.0%
	81%	43.0%
	80%	40.0%
	79%	37.0%
	78%	34.0%
	77%	31.0%
	76%	28.0%
Threshold	75%	25.0%

Individual Profitability

ROE	Less Than 10%
CEO	0%
EVP	0%
AM/SAM/SP	0%

ROE	10%-15%
CEO	1.25%
EVP	2.50%
AM/SAM/SP	2.00%

ROE	15% - 20%
CEO	1.50%
EVP	3.00%
AM/SAM/SP	2.00%

ROE	20% - 25%
CEO	3.00%
EVP	6.00%
AM/SAM/SP	3.00%

ROE	25% and Up
CEO	3.00%
EVP	6.00%
AM/SAM/SP	3.00%

Terms and Conditions

This earning period for this incentive plan is in effect from January 1, 2014, through December 31, 2014. This plan is renewed annually by vote of the Board of Directors (BOD).

The following Terms and Conditions are applicable to all eligible incentive plan participants. This document supersedes all previous plans and letters.

This plan is a statement of compensation guidelines and is not a guarantee to any particular employee that any amount of bonus will be given. Payout on this plan is at the discretion of the BOD.

Expression of salary or any other form of compensation in terms of an annual period or any other period shall not be construed as a contract of employment for the duration of the annual period or any other period.

Only the BOD may change these terms and conditions. All changes must be in writing. No oral representations that may be made are effective in modifying the terms of this plan. This plan does not create a contract of employment for any specific term. Employment at the Company is ‘at will” and is not for a fixed term or definite period.

The BOD reserves the right to amend, change or cancel this document at any time, except for incentives earned prior to the effective date of any such change, amendment or cancellation.

The company retains the exclusive right to:

1.	Modify the performance measures and/or goals.

2.	Modify the job titles/accountability levels eligible to participate in the plan.

3.	Assign participants to a specific business unit or region. This assignment will be communicated in writing to each participant. The company reserves the right to make changes at any time.

4.	Reduce, modify or withhold incentive payment at any time, based on changed business conditions, individual performance or management modification.

5.	Change financial criteria, forecasts or other items as required.

6.	Assign or reassign participants to positions and compensate them commensurate with their performance under the respective specific conditions of this plan.

TIMING AND FORM OF PAYMENTS

Annual incentive payments will be paid through payroll, with tax related deductions, within 2½ months after the end of the fiscal year.

TRANSFER AND EXIT FROM THE INCENTIVE PLAN

When a plan participant transfers from one business unit to another, payment proration from the former business unit will continue through the end of the current month. Incentive earnings from the new business unit are effective at the beginning of the next full month.

In the event of a participant’s involuntary termination of employment not for cause (for example, a layoff), retirement (at 65 or older), death, or disability, that employee will receive full incentive payouts if they were working the entire plan year. In the event of a participant’s involuntary termination of employment not for cause (for example, a layoff), retirement (at 65 or older), death, or disability in which they did not finish the entire plan year, they will receive a pro-rated incentive payout based on how much of the plan year they were working. Claims or disputes on future incentive payouts are forfeited after 5 days from separation.

In the event of a participant’s voluntary termination of employment with the Company or involuntary termination of employment for cause, this participant is not eligible for payment of incentives unless an exception is made by an EVP or the CEO.

PARTICIPATION IN THE PLAN WHEN ON DISABILITY OR LEAVE OF ABSENCE

If a plan participant is on a paid leave of absence or receiving disability payments for 30 days or longer, he or she will exit the Incentive Plan at the time of the paid leave of absence or the disability effective date. Ineligibility will continue for the duration of the leave of absence or disability. During non-paid leaves of absence, employees will also be removed from the Incentive Plan. Exceptions are made as required by law. If an employee is ineligible under this provision and returns to eligibility before the end of the plan year, the prorated period of ineligibility will be deducted from their incentive. If an employee does not have at least six months of eligibility in a plan year, they will receive no incentive.

JOB PROMOTIONS

If an eligible employee is promoted to an accountability level with a higher target incentive in the first half of the year, the employee will be bonused based on the incentive level appropriate to the new position. If the employee is promoted in the second half of the year, their incentive will be calculated on the lower incentive opportunity. All incentives are calculated on the base compensation the employee has on the last day of the plan year. Accountability level promotions must be in writing.

NON-PAYMENT AND RECOVERY OF INCENTIVES

The company reserves the right to recover, through whatever means it deems appropriate, part or all of the incentives paid on incentives paid that are later deemed not valid due to clerical errors, accounting errors, or fraud.

In addition, incentives will be recovered in the following situations:

1.	A participant has been overpaid due to clerical error, accounting error or fraud. Recovery of incentives will be deducted from the employee’s future pay. This recovery will occur as soon as practical.

2.	Another employee is required to substitute for the original participant due to misconduct or error.

3.	Information has been misrepresented to the manager whether or not by intentional means as determined by management.

4.	The participant need not be considered at fault, either intentionally or unintentionally in order for the company to recover part or all of an incentive.

Questions and Answers

Q1.	I understand that Threshold is the minimum performance required to earn a payment on any of the three incentives. What happens if we do not achieve Threshold on corporate, but we earn threshold or better on the other components?

A1.	You will earn an incentive on the components where you have achieved Threshold or better, even if you do not achieve Threshold on one or more of the other components. If the company does not meet the fail-safe as described in this plan, then no incentives are paid.

Q2.	When do we receive Incentive payouts?

A2.	You will receive Incentives no later than 2½ months after the completion of the fiscal year; with our current calendar fiscal year, March 15th.

Q3.	What if I leave the company before the payment date? —Will I still receive my Incentive?

A3.	Payment of an incentive to an employee that is no longer employed is outlined in section “TRANSFER AND EXIT FROM THE INCENTIVE PLAN” of the Terms and Conditions.

Q4.	Does my manager have discretionary control over my incentive payments?
A4.	The plan is always discretionary and a manager may recommend an increase for unusual outperformance or a reduction for egregious misbehavior. These adjustments would be rare and would have to be approved by the CEO.

Q5.	Why did we develop this formal incentive plan?
A5.	To align compensation with business objectives, reduce subjectivity of incentives and drive financial results.

Q6.	Will we receive communication on how we are doing throughout the year?
A6.	Yes. You will receive quarterly progress vs. goal updates on corporate and business unit financial performance. In addition, your manager is expected to discuss this with you informally in a “One-On-One” setting throughout the year to gage your individual progress to achieving your personal goals.

Q7.	My business unit is still recovering from the recession. Why are we expected to bring more operating profit to the business this year?
A7.	Despite the ongoing recovery, we must continue to grow the business. We are confident that we will continue to grow sales and take market share from our competitors with profitable work.

Q8.	Whom do I go to if I have questions about the plan?
A8.	Please discuss any questions you have about the plan with your manager first.

Q9.	What happens if ROE is below the fail-safe performance for my accountability level?
A9.	The plan is “turned off” and no incentives are paid.

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